                        RICHARD A. EISNER & COMPANY, LLP



                                                                October 11, 1995



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

                                             Re:  Pharmaceutical Resources, Inc.

Ladies and Gentlemen:

          We have read a copy of the Form 8-K dated September 8, 1995, filed by the above named Registrant. We are in agreement with the statements made by the Registrant in response to Item 304(a) of Regulation S-K, including the references to us in Item 4(a) thereof, the statements on the types of opinions in Item 4(c) thereof, the disclosure on reportable events in Item 4(d) thereof, and the disclosure on disagreements in Item 4(e) thereof.


                                Very truly yours,



                                /s/Richard A. Eisner
                                       & Company, LLP



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